TherapeuticsMD, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD Announces Fourth Quarter and Full-Year 2018 Financial Results

-Successful Launch of IMVEXXY®, Strong Positive

Trends Continue for Prescriptions and Patient Refills-

-BIJUVA™ Commercial Launch on Track for the Second Quarter of 2019-

-ANNOVERA™ Commercial Launch planned as Early as the Third Quarter of 2019-

-Conference Call Scheduled for 4:30 p.m. ET Today-

BOCA RATON, Fla. – February 21, 2019 – TherapeuticsMD, Inc. (NASDAQ: TXMD), an innovative, leading women’s healthcare company, today announced its commercial and corporate update for the fourth quarter and full-year ended December 31, 2018.

“In 2018, we completed our most successful year to date and transformed into a leading women’s healthcare company,” said Robert G. Finizio, Chief Executive Officer of TherapeuticsMD. “As we begin 2019, we are focused on executing the next phases of our commercialization strategy. IMVEXXY continues to deliver strong growth in prescriptions and in patient refill activity. Its success has laid the foundation for the upcoming launches of BIJUVA in the second quarter of this year and ANNOVERA as early as the third quarter of this year. We are enthusiastic about expanding our BIO-IGNITESM program with our compounding pharmacy partners that represent a large and important channel for physicians and patients in hormone therapy.”

IMVEXXY Launch Continues to Highlight Successful Launch Execution

●

The company commenced the U.S. commercial launch of IMVEXXY (estradiol vaginal inserts) 10-mcg dose in August 2018 and the 4-mcg dose in September 2018 with the support of 150 sales representatives. IMVEXXY is currently available in major U.S. pharmacy chains and through BIO-IGNITE compounding pharmacy partners.

o	Approximately 47,500 prescriptions of IMVEXXY were dispensed to approximately 22,200 patients during the fourth quarter of 2018. The 3-fold increase in prescription volume for the fourth quarter of 2018 as compared to our launch during the third quarter of 2018.
o	From launch through December 31, 2018, approximately 62,400 prescriptions were dispensed to approximately 25,500 patients and approximately 7,300 prescribers had a filled prescription for the product.
o	Strong refill rates suggest women are having a positive experience with IMVEXXY. Patients who began treatment in August 2018 have obtained an average of 4.9 refills through January 2019, out of a possible 6 refills.
o	Through December 31, 2018, the company achieved unrestricted coverage with six of the top ten commercial payers, with three of them adjudicating on January 1, 2019. This includes two commercial payers that were added in the fourth quarter of 2018, which was a large contributor to the 4-fold increase in net revenue growth for IMVEXXY for the fourth quarter of 2018 as compared to our launch during the third quarter of 2018.

o	After year end, the company came to agreement for commercial coverage of IMVEXXY with United Healthcare, the third largest commercial payer in the U.S, to begin adjudication on March 1, 2019. Additionally, the company secured coverage from United Healthcare and Kaiser (limited to only the maintenance pack) for their Medicare Part D plans.
o	IMVEXXY prescription growth continues into 2019 as highlighted by a record month in January 2019.
o	IMVEXXY average weekly prescription volume for the first two weeks of February 2019 increased to approximately 5,800 as compared to average weekly volume of approximately 5,300 in January 2019.

Key Expected Events in 2019

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1Q 2019 - Speaker medical education programs throughout the United States highlighting the clinical and physical attributes of IMVEXXY

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1Q 2019 through 3Q 2019 – Expand IMVEXXY Part D coverage

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1Q 2019 – Expand sales force by 25% to 200 sales representatives to increase reach of IMVEXXY and launch BIJUVA

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2H 2019 - Begin direct-to-consumer marketing for IMVEXXY

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2Q 2019 – U.S. commercial launch of BIJUVA (estradiol and progesterone) capsules and draw second $75 million debt tranche with MidCap Financial Trust

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2H (targeting 3Q) 2019 - U.S. commercial launch of ANNOVERA (segesterone acetate and ethinyl estradiol vaginal system)

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2H 2019 – Debt funding for ANNOVERA

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Summer 2019 - Company to hold Analyst Day

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Late 4Q 2019 - BIJUVA 6-month “new to market” payer block expected to end

●

Full year 2019 - Oral presentations and posters related to clinical benefits of IMVEXXY, BIJUVA and ANNOVERA at medical meetings

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Throughout 2019 - Continue to expand BIO-IGNITE with a fuller expansion towards the end of 2019 when the six-month payer block for BIJUVA is expected to end

Summary of Fourth Quarter and Full Year 2018 Financial Results

For the year ended December 31, 2018, net revenues were approximately $16.1 million compared with approximately $16.8 million for the prior year. Net revenues for the fourth quarter of 2018 were approximately $5.1 million compared with net revenues of approximately $4.1 million for the prior year’s quarter. Net revenues from the company’s prescription prenatal vitamin business were approximately $4.2 million for the fourth quarter of 2018, compared with approximately $4.1 million for the fourth quarter of 2017. Net revenues for IMVEXXY for the fourth quarter of 2018 were approximately $0.9 million and were greatly affected by our co-pay assistance program introduced to launch IMVEXXY, which is a maximum $35 out-of-pocket copay assistance program that allows eligible patients to access the product for a reasonable cost regardless of the insurance coverage. The decrease in full-year 2018 net revenues related to lower prenatal vitamins revenues of approximately $1.6 million, primarily due to a lower number of units sold and higher utilization of coupons offered to customers in 2018 as compared to the prior year, partially offset by approximately $1.1 million in net revenues for IMVEXXY. Net revenues for IMVEXXY were greatly affected by our co-pay assistance program. The company expects the net revenues for IMVEXXY to improve as commercial payer coverage for IMVEXXY increases and insurance plans complete the process needed to adjudicate IMVEXXY prescriptions at pharmacies.

Research and development (R&D) expenses for the full-year 2018 decreased to approximately $27.3 million, compared with approximately $33.9 for the prior year. R&D expenses for the fourth quarter of 2018 were approximately $6.8 million compared with approximately $11.0 million for the prior year’s quarter. The decrease in full-year 2018 R&D expenses was primarily as a result of the completion of the REPLENISH Trial for BIJUVA and FDA approval of IMVEXXY and BIJUVA, partially offset by scale-up and manufacturing activities for BIJUVA before FDA approval as well as increased pre-clinical work to support our product pipeline.

Sales, general and administrative (SG&A) expenses for the full-year 2018 increased to approximately $116.0 million, compared with approximately $57.7 million for the prior year. SG&A expenses for the fourth quarter of 2018 were approximately $35.4 million compared with approximately $14.2 million for the prior year’s quarter. The increase in full-year 2018 sales and marketing expenses was primarily a result of increased expenses associated with sales and marketing efforts to support launch and commercialization of IMVEXXY and BIJUVA, including costs related to outsourced sales personnel and their related expenses, physician education and product samples, advertising and travel expenses related to product commercialization. The company expects sales and marketing expenses to continue to increase as it continues the launch of BIJUVA, prepares for the launch of ANNOVERA and continues to support its growing business and commercialization of its products.

Net loss for the full-year 2018 was approximately $132.6 million, or $0.59 per basic and diluted share, compared with approximately $76.9 million, or $0.37 per basic and diluted share, for the full-year of 2017. Net loss for the fourth quarter of 2018 was approximately $39.4 million, or $0.17 per basic and diluted share, compared with approximately $21.4 million, or $0.10 per basic and diluted share, for the fourth quarter of 2017.

Balance Sheet

As of December 31, 2018, the company’s cash on hand totaled approximately $161.6 million, compared with approximately $127.1 million at December 31, 2017. Total outstanding debt, net of issuance costs, was approximately $73.4 million as of December 31, 2018.

Conference Call and Webcast Details

TherapeuticsMD will host a conference call and audio webcast today, at 4:30 p.m. ET to discuss these financial results and provide a business update.

Date:	Thursday, February 21, 2019
Time:	4:30 p.m. ET
Telephone Access (US):	866-665-9531
Telephone Access (International):	724-987-6977
Access Code for All Callers:	3494187

A live webcast and audio archive for the event may be accessed on the home page or from the “Investors & Media” section of the TherapeuticsMD website at www.therapeuticsmd.com. Please connect to the website prior to the start of the presentation to ensure adequate time for any software downloads that may be necessary to listen to the webcast. A replay of the webcast will be archived on the website for at least 30 days. In addition, a digital recording of the conference call will be available for replay beginning two hours after the call's completion and for at least 30 days with the dial-in 855-859-2056 or international 404-537-3406 and Conference ID: 3494187.

Please see the Full Prescribing Information, including indication and Boxed WARNING, for each TherapeuticsMD product as follows:

●	IMVEXXY at https://imvexxy.com/pi.pdf

●	BIJUVA at https://www.bijuva.com/pi.pdf

●	ANNOVERA at www.annovera.com/pi.pdf

About TherapeuticsMD, Inc.

TherapeuticsMD, Inc. is an innovative healthcare company focused on developing and commercializing novel products exclusively for women. Our products are designed to address the unique changes and challenges women experience through the various stages of their lives with a therapeutic focus in family planning, reproductive health, and menopause management. The company is committed to advancing the health of women and championing awareness of their healthcare issues. To learn more about TherapeuticsMD, please visit www.therapeuticsmd.com or follow us on Twitter: @TherapeuticsMD and on Facebook: TherapeuticsMD.

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize IMVEXXYÒ, ANNOVERATM, BIJUVATM and its hormone therapy drug candidates and obtain additional financing necessary therefor; whether the company will be able to comply with the covenants and conditions under its term loan agreement; the potential of adverse side effects or other safety risks that could adversely affect the commercialization of the company’s current or future approved products or preclude the approval of the company’s future drug candidates; the length, cost and uncertain results of future clinical trials; the company’s reliance on third parties to conduct its manufacturing, research and development and clinical trials; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership. PDF copies of the company’s historical press releases and financial tables can be viewed and downloaded at its website: www.therapeuticsmd.com/pressreleases.aspx.

Investor Contact

Nichol Ochsner,

Vice President Investor Relations

561-961-1900, ext. 2088

Nochsner@TherapeuticsMD.com

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2018	2017
ASSETS
Current Assets:
Cash	$161,613,077	$127,135,628
Accounts receivable, net of allowance for doubtful accounts of $596,602 and $380,580, respectively	11,063,821	4,328,802
Inventory	3,267,670	1,485,358
Other current assets	10,834,693	6,604,284
Total current assets	186,779,261	139,554,072

Fixed assets, net	472,683	437,055

Other Assets:
License rights	20,000,000	—
Intangible assets, net	4,092,679	3,099,747
Other assets	324,855	—
Security deposit	314,446	139,036
Total other assets	24,731,980	3,238,783
Total assets	$211,983,924	$143,229,910

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$22,743,841	$4,097,600
Accrued expenses and other current liabilities	18,334,948	9,223,595
Total current liabilities	41,078,789	13,321,195

Long-Term Liabilities:
Long-term debt	73,381,014	—
Total liabilities	114,459,803	13,321,195

Commitments and Contingencies

Stockholders' Equity:
Preferred stock - par value $0.001; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock - par value $0.001; 350,000,000 shares authorized: 240,462,439 and 216,429,642 issued and outstanding, respectively	240,463	216,430
Additional paid-in capital	616,559,938	516,351,405
Accumulated deficit	(519,276,280)	(386,659,120)
Total stockholders' equity	97,524,121	129,908,715
Total liabilities and stockholders' equity	$211,983,924	$143,229,910

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017	2016

Revenues, net	$5,089,523	$4,124,218	$16,099,460	$16,777,713	$19,356,450

Cost of goods sold	950,750	594,769	2,737,652	2,636,943	4,185,708

Gross profit	4,138,773	3,529,449	13,361,808	14,140,770	15,170,742

Operating expenses:
Sales, general, and administrative	35,410,875	14,178,958	115,988,954	57,703,370	51,348,414
Research and development	6,753,190	10,974,956	27,299,138	33,852,993	53,943,477
Depreciation and amortization	95,341	56,174	293,886	213,117	132,451
Total operating expenses	42,259,406	25,210,088	143,581,978	91,769,480	105,424,342

Operating loss	(38,120,633)	(21,680,639)	(130,220,170)	(77,628,710)	(90,253,600)

Other (expense) income
Miscellaneous income	823,027	253,309	2,280,844	695,631	367,317
Interest expense	(2,093,375)	—	(4,677,834)	—	—
Accreted interest	—	—	—	7,699	10,824
Total other (expense) income	(1,270,348)	253,309	(2,396,990)	703,330	378,141

Loss before income taxes	(39,390,981)	(21,427,330)	(132,617,160)	(76,925,380)	(89,875,459)

Provision for income taxes	—	—	—	—	—

Net loss	$(39,390,981)	$(21,427,330)	$(132,617,160)	$(76,925,380)	$(89,875,459)

Loss per share, basic and diluted:

Net loss per share, basic and diluted	$(0.17)	$(0.10)	$(0.59)	$(0.37)	$(0.46)

Weighted average number of common shares outstanding, basic and diluted	238,556,492	216,429,642	225,026,300	205,523,288	196,088,196

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December, 31,
	2018	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(132,617,160)	$(76,925,380)	$(89,875,459)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of fixed assets	181,412	141,601	77,906
Amortization of intangible assets	112,474	71,516	54,545
Provision for doubtful accounts	216,022	4,206	2,524,909
Share-based compensation	8,661,967	6,889,323	17,411,021
Amortization of deferred financing costs	269,859	—	—
Changes in operating assets and liabilities:
Accounts receivable	(6,951,041)	167,691	(3,975,893)
Inventory	(1,782,312)	(409,037)	(386,168)
Other current assets	(2,332,335)	(4,434,130)	709,907
Other assets	(324,855)	—	—
Accounts payable	18,646,241	(3,260,914)	4,232,340
Accrued expenses and other current liabilities	9,107,947	1,599,510	84,559
Net cash used in operating activities	(106,811,781)	(76,155,614)	(69,142,333)

CASH FLOWS FROM INVESTING ACTIVITIES
Payment for intellectual property license	(20,000,000)	—	—
Patent costs	(1,105,407)	(765,291)	(845,266)
Purchase of fixed assets	(217,040)	(61,817)	(396,154)
Payment of security deposit	(175,410)	—	(14,036)
Net cash used in investing activities	(21,497,857)	(827,108)	(1,255,456)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock, net of costs	89,907,797	68,572,635	134,863,475
Proceeds from term loan	75,000,000	—	—
Payment of deferred financing fees	(3,786,918)	—	—
Proceeds from exercise of options	1,666,208	212,615	989,060
Proceeds from exercise of warrants	—	3,798,999	1,373,000
Net cash provided by financing activities	162,787,087	72,584,249	137,225,535

Increase (decrease) in cash	34,477,449	(4,398,473)	66,827,746
Cash, beginning of period	127,135,628	131,534,101	64,706,355
Cash, end of period	$161,613,077	$127,135,628	$131,534,101

Supplemental disclosure of cash flow information
Interest paid	$1,890,166	$—	$—